EXHIBIT 99.1

[BLUEGREEN LOGO]

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation	The Equity Group Inc.
John Chiste	Devin Sullivan
Chief Financial Officer		(212) 836-9608
(561) 912-8010		dsullivan@equityny.com
john.chiste@bxgcorp.com	Adam Prior
(212) 836-9606
aprior@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS RECORD 2004 FINANCIAL RESULTS

2004 Highlights Versus 2003

•	Net income increased 41.2% to a record $36.5 million, or $1.23 per diluted share
•	Bluegreen Resorts sales up 22.3% to a record $310.6 million
•	Bluegreen Communities sales up 83.8% to a record $191.8 million
•	Book value increased to $8.76 at December 31, 2004 from $7.50 at December 31, 2003

Boca Raton, FL – March 4, 2005 – Bluegreen Corporation (NYSE: BXG), a leading provider of leisure products and lifestyle choices, today announced financial results for the fourth quarter and year ended December 31, 2004 (see attached tables).

George F. Donovan, President and Chief Executive Officer of Bluegreen®, commented, “2004 was the most successful year in our history, highlighted by record total sales, record total operating revenues and record net income. In addition, our owner base in the Bluegreen Vacation Club® rose 26.7% to approximately 95,000 owners at December 31, 2004 from approximately 75,000 owners at December 31, 2003. We also strengthened our financial position by entering into new timeshare receivables purchase facility agreements, completing a $156.6 million Rule 144A private offering of timeshare loan-backed securities, and redeeming our outstanding $34.4 million 8 1/4% Convertible Subordinated Debentures due 2012.”

Mr. Donovan continued, “We are very pleased with our 2004 growth and expect a strong 2005 with positive comparables, although the 2004 rate of sales and net income growth are not likely to be duplicated. Because of the significant sales we achieved in 2004, most notably in the Communities segment, we anticipate that certain of our properties will sell out earlier in 2005 than we had previously forecasted. As a result, 2005 Communities sales and profits will likely be lower than in 2004 as we focus on acquiring additional inventory to replace such properties that either sold out or are approaching sell-out ahead of schedule. To address rising consumer demand, we are adding to our portfolio of properties in markets where we currently do business and are actively exploring new regions of the country where we believe we can replicate our success. Fortunately, demand remains strong, which we attribute to our previous successes and growing industry reputation. Anticipated growth in sales and profits at our Resorts segment in 2005, combined with what we expect to be an increased portfolio of developed Communities properties, should position us for a stronger 2006.”

Mr. Donovan noted that sales are expected to commence during the first quarter of 2005 at two new Bluegreen Communities:

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Saddle Creek Forest, located just outside Houston, TX, blends city convenience with country living. A beautiful acreage community nestled among a dense forest of towering trees, Saddle Creek Forest is accented by small private lakes and the meandering Birch Creek. Saddle Creek Forest offers 1 to 5 acre densely wooded, creekside and pondside homesites starting at $30,000.

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SugarTree on the Brazos is located in southwest Parker County, a short drive from Fort Worth, TX and historic Weatherford. Surrounded by one of the state’s most stunning golf courses and nestled along the shores of Brazos River, SugarTree features approximately 460 acres of beautiful estate homesites in a country setting. SugarTree offers golf course, golf view, waterfront and wooded homesites ranging from ¼ to 1 acre, with estimated prices ranging from $30,000 to $90,000.

Mr. Donovan further stated that Bluegreen is continuing to develop or acquire new Resort properties in order to satisfy anticipated sales growth in 2005. These initiatives include:

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the purchase of The Daytona Surfside Inn and Suites in Daytona Beach, Florida. Bluegreen has commenced renovations to transform this property into a 79-unit Bluegreen Vacation Club Resort offering fully furnished one- and two-bedroom vacation ownership units with private balconies, fully-equipped kitchens, washer/dryers and audio/visual entertainment systems. Renovations are targeted for completion in the second quarter of 2005. Sales are expected to commence through the Bluegreen Vacation Club in June 2005.

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the purchase of a 3.57-acre tract of land adjacent to its Mountain Run at Boyne™ Bluegreen Vacation Club® resort in Boyne Falls, Michigan. Bluegreen has commenced construction on approximately 48 new vacation ownership units on land it currently owns with expected delivery in the fourth quarter of 2005. Sales are expected to commence through the Bluegreen Vacation Club by the end of 2005. The Company expects to further expand this resort by building an additional 32 vacation ownership units on this newly acquired land in 2007.

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the purchase of a five-acre tract of land in Big Sky, Montana, on which Bluegreen will construct its first purpose-built Bluegreen Vacation Club Resort in the Western United States. Construction of a 75-unit timeshare resort is expected to begin in the second quarter of 2005, with completion estimated in early 2007. Sales through the Bluegreen Vacation Club are expected to begin in the first quarter of 2007.

FOURTH QUARTER 2004 REVIEW

Total sales in the fourth quarter of 2004 increased 24.1% to $126.0 million from $101.6 million in the same period last year. Total operating revenues rose 22.5% in the fourth quarter of 2004 to $150.4 million from $122.8 million in the fourth quarter of 2003.

Net income for the fourth quarter of 2004 was $6.3 million, or $.21 per diluted share, on approximately 30.9 million weighted average common and common equivalent shares outstanding (“shares outstanding”), compared to net income of $7.3 million, or $.26 per diluted share, on approximately 29.7 million shares outstanding.

Net income for the fourth quarter of 2004 included:

•	Expenses incurred in connection with requirements associated with the Sarbanes-Oxley Act of 2002 of approximately $1.3 million, or $.03 per diluted share, and
•	expenses of approximately $1.2 million, or $.02 per diluted share related to litigation settlements, one of which is subject to court approval.

Net income for the fourth quarter of 2004 was also impacted by:

•	the return of Resort cost of sales to a normalized historical level, along with higher Communities cost of sales versus the same period last year (both discussed later in this release); and
•

a $1.5 million decline in gain on sales of notes receivable in the fourth quarter of 2004 from the fourth quarter of 2003, a direct result of less receivables sold ($43.4 million in 2004 compared to $52.1 million in 2003) as well as higher interest costs resulting from prime rate increases during 2004. Higher interest costs impacted the Company’s retained interest in notes receivable sold and, hence, the gain on sale. The amount of receivables sold is a function of Bluegreen’s cash needs during a given period. In this regard, unrestricted cash at December 31, 2004 increased to $79.1 million from $39.5 million at December 31, 2003.

Total positive net interest spread (interest income less interest expense) was $2.4 million in the fourth quarter of 2004 as compared to $818,000 in the fourth quarter of 2003. Interest income increased primarily as a result of a higher average portfolio of vacation ownership notes receivable during the fourth quarter of 2004 compared to the same period one year ago, while interest expense declined primarily as a result of less debt outstanding and more interest being capitalized due to increased resort construction activity.

Despite a 24.1% increase in total sales during the fourth quarter of 2004, selling, general and administrative expenses (“S,G&A”) as a percentage of these sales declined to 53.8% from 54.2% in the fourth quarter of 2003. While total operating revenues rose 22.5% in the fourth quarter of 2004, S,G&A as a percentage of these revenues remained stable at approximately 45% from the comparable prior year period.

Bluegreen Resorts

Record fourth quarter Resort sales increased 18.8% to $74.7 million from $62.9 million in the same period last year. This increase was primarily attributable to double-digit same-Resort sales increases at many of Bluegreen’s sales offices, including: The Fountains™ Resort in Orlando, FL; Big Cedar® Wilderness Club™ located just outside of Branson, MO; Grande Villas at World Golf Village® in St. Augustine, FL; MountainLoft™ in Gatlinburg, TN; Shenandoah Crossing™ in Gordonsville, VA; and The Falls Village™ Resort in Branson, MO. New sales sites in Dallas, TX, Destin, FL and The Hammocks at Marathon™ in Marathon, FL also contributed to higher sales during the fourth quarter of 2004.

Resort cost of sales of 24.7% returned to normalized levels during the fourth quarter of 2004 from 19.7% in the same period last year. During the fourth quarter of 2003, cost of sales was favorably impacted by the sale of inventory acquired on unusually favorable terms. The Company anticipates that Resort cost of sales will be between 23% and 25% during 2005.

Bluegreen Communities

Communities sales in the fourth quarter of 2004 rose 32.6% to a record $51.3 million compared to $38.7 million in the fourth quarter of 2003. Higher sales were predominantly the result of strong sales at Chapel Ridge™, a Bluegreen Golf Community that was opened during the past year. Same-project sales increases were also generated at: Sanctuary Cove at St. Andrews Sound™, a Bluegreen Golf Community located in Brunswick, GA; Mountain Springs Ranch™, in the Texas Hill Country; and Mystic Shores™ in Spring Branch, TX. Several Bluegreen Communities neared the end of their respective sales phases during the fourth quarter of 2004, resulting in lower revenues when compared to the fourth quarter of 2003. These included: Brickshire™, a Bluegreen Golf Community located near Richmond, VA; WaterStone™, located in Boerne, TX; and Quail Springs Ranch™ in Peaster, TX.

Communities cost of sales also increased to 57.3% from 52.4% in the fourth quarter of 2003, primarily due to the impact of three bulk sales of land during the fourth quarter of 2004. No such sales occurred in the fourth quarter of 2003. Absent these bulk sales, Communities cost of sales for the fourth quarter of 2004 would have been 53.7%. The Company anticipates Communities cost of sales of approximately 54.0% will continue during 2005.

As of December 31, 2004, approximately $27.2 million and $10.9 million of Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of the projects.

2004 ANNUAL OVERVIEW

Total sales for 2004 increased 40.2% to a record $502.4 million from $358.3 million in 2003. Resorts sales in 2004 reached an all-time record $310.6 million, up 22.3% from $253.9 million last year, while Communities sales rose 83.8% to a record $191.8 million from $104.4 million in 2003. Increases at both business segments were primarily attributable to the factors discussed above.

Net income for 2004 rose 41.2% to a record $36.5 million, or $1.23 per diluted share, on approximately 30.7 million shares outstanding compared to net income of $25.8 million, or $.94 per diluted share, on approximately 29.3 million shares outstanding, last year.

Total positive net interest spread in 2004 was $6.5 million as compared to $3.5 million last year, due to the same reasons that impacted the fourth quarter of 2004.

Despite a 40.2% increase in total sales during 2004, S,G&A as a percentage of these sales declined to 52.5% from 56.6% in 2003. While total operating revenues rose 37.2% in 2004, S,G&A as a percentage of these revenues declined to 43.8% from 46.3% in 2003.

FINANCIAL POSITION

Bluegreen’s balance sheet at December 31, 2004 reflected a book value of $8.76 per share, compared to a book value of $7.50 per share at December 31, 2003, and a debt-to-equity ratio of 0.85:1 as compared to 1.38:1 at December 31, 2003. From December 31, 2003 through December 31, 2004, holders of approximately $34.1 million in principal amount of Bluegreen’s 8.25% Convertible Subordinated Debentures due 2012 elected to convert their holdings into 4,137,837 shares of Bluegreen’s common stock based on the conversion price of $8.24 per share. The remaining $273,000 of the debentures were redeemed for cash at a price of 100% plus accrued and unpaid interest through the redemption date.

As a result of this conversion, the Company will no longer incur approximately $2.8 million in annual interest expense that had been related to these Debentures.

As previously announced in 2004, Bluegreen entered into a timeshare receivables purchase facility for up to $140 million with Branch Banking and Trust Company acting as the Agent, entered into a $125 million timeshare receivables purchase facility with GE Commercial Finance Real Estate acting as the Facility Administrator and Purchaser, and also extended to June 30, 2006 the expiration date of its existing $15 million, unsecured revolving line of credit with Wachovia Bank, N.A.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of leisure products and lifestyle choices. The company has approximately 4,000 employees working in two divisions: Bluegreen Resorts and Bluegreen Communities®. Bluegreen Resorts markets and sells the Bluegreen Vacation Club®, a flexible points-based vacation ownership system with over 94,000 owners. The Bluegreen Vacation Club network includes 36 resorts, as well as an exchange network of over 3,700 resorts and other leisure products such as cruises. Bluegreen Communities develops, markets and sells planned residential and golf communities predominately in the southeastern and southwestern United States. Bluegreen Communities has sold over 49,000 homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, FL, and in 2004 was ranked #67 on Forbes’ list of the “The 200 Best Small Companies.”

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at the Resorts business will not occur as anticipated in 2005 and 2006, the Company will not be able to acquire land, as anticipated, for the Communities segment , sales and marketing strategies related to new Resorts and Communities properties, will not be as successful as anticipated and the risks and other factors detailed in the Company’s SEC filings, including its most recent Form 10-K filed on March 29, 2004, its most recent Form 10Q filed on November 15, 2004 and its Form 10-K to be filed on or about March 16, 2005.

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BLUEGREEN CORPORATION

Condensed Consolidated Income Statements

(In 000’s, Except Per Share Data)

	Three Months Ended		Twelve Months Ended

	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES:

Vacation ownership sales	$74,708	$62,879	$310,596	$253,939
Homesite sales	51,285	38,684	191,800	104,373

Total sales	125,993	101,563	502,396	358,312

Other resort and communities operations revenue	16,656	12,802	69,032	55,394
Interest income	6,099	5,228	21,583	17,536
Gain on sale of notes receivable	1,683	3,203	8,612	6,563
Other income, net	—	41	—	649

Total operating revenues	150,431	122,837	601,623	438,454

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	18,484	12,368	73,963	51,695
Homesite cost of sales	29,385	20,276	105,759	57,315

Total cost of sales	47,869	32,644	179,722	109,010
Cost of other resort and communities operations	18,332	16,898	71,728	61,021
Selling, general and administrative expense	67,768	55,036	263,663	202,968
Interest expense	3,707	4,410	15,046	14,036
Provision for loan losses	652	569	7,154	6,094
Other expense, net	413	—	969	—

Total operating expenses	138,741	109,557	538,282	393,129

Income before minority interest and provision	11,690	13,280	63,341	45,325
for income tax
Minority interest in income of consolidated subsidiary	1,373	1,455	4,065	3,330

Income before provision for income taxes	10,317	11,825	59,276	41,995
Provision for income taxes	3,972	4,553	22,821	16,168

Net income	$6,345	$7,272	$36,455	$25,827

Net income per share:
Basic:	$0.23	$0.29	$1.39	$1.05

Diluted:	$0.21	$0.26	$1.23	$0.94

Weighted average number of common and
common equivalent shares:
Basic	27,408	24,871	26,251	24,671

Diluted	30,912	29,688	30,677	29,263

BLUEGREEN CORPORATION

Condensed Consolidated Balance Sheets

(in 000’s)

ASSETS	December 31, 2004 (Unaudited)	December 31, 2003

Cash and cash equivalents (unrestricted)	$79,142	$39,491
Cash and cash equivalents (restricted)	19,396	33,540
Contracts receivable, net	28,085	25,522
Notes receivable, net	121,949	94,194
Other assets	34,681	33,364
Inventory, net	205,213	219,890
Retained interests in notes receivable sold	72,099	60,975
Property and equipment, net	74,244	63,430

Total assets	$634,809	$570,406

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable, accrued liabilities and other	$55,903	$59,158
Deferred income	24,235	18,646
Deferred income taxes	58,150	43,924
Lines-of-credit and notes payable	115,645	112,779
10.50% senior secured notes payable	110,000	110,000
8.25% convertible subordinated debentures	—	34,371

Total liabilities	363,933	378,878

Minority interest	6,009	4,648

Total shareholders' equity	264,867	186,880

Total liabilities and shareholders' equity	$634,809	$570,406